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                     May 9, 2023

       Matthew DiLiberto
       Chief Financial Officer
       SL GREEN REALTY CORP
       One Vanderbilt Avenue
       New York, NY 10017

                                                        Re: SL GREEN REALTY
CORP
                                                            Form 10-K for the
year ended December 31, 2022
                                                            Filed February 17,
2023
                                                            File No. 001-13199
                                                            color:white;"_
                                                            SL Green Operating
Partnership, L.P.
                                                            Form 10-K for the
year ended December 31, 2022
                                                            Filed February 17,
2023
                                                            File No.
333-167793-02

       Dear Matthew DiLiberto:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction